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                                                                      Exhibit 12

Main Place Funding, LLC
Ratio of Earnings to Fixed Charges
--------------------------------------------------------------------------------
(Dollars in Thousands)

                                             Six Months       Year            Year           Year           Year          Year
                                               Ended          Ended           Ended          Ended          Ended         Ended
                                              June 30      December 31     December 31    December 31    December 31   December 31
                                                2001          2000            1999           1998           1997          1996
----------------------------------------------------------------------------------------------------------------------------------
Income before taxes.......................   $  428,799   $    911,225    $  1,257,141   $  2,341,426   $  1,294,152   $   216,709

Fixed charges:
  Interest expense........................       93,552        341,978         477,810      1,056,419        595,818       255,318
  Amortization of debt discount and
   appropriate issuance costs.............        1,024          2,962           3,306          3,128          3,713         2,856
                                            --------------------------------------------------------------------------------------
    Total fixed charges...................       94,576        344,940         481,116      1,059,547        599,531       258,174

Earnings before fixed charges.............   $  523,375   $  1,256,165       1,738,257   $  3,400,973   $  1,893,683   $   474,883
                                            ======================================================================================

Fixed charges.............................   $   94,576   $    344,940    $    481,116   $  1,059,547   $    599,531   $   258,174
                                            ======================================================================================

Ratio of Earnings to Fixed Charges........         5.53           3.64            3.61           3.21           3.16          1.84